                                                                   EXHIBIT 10.49




                               PURCHASE AGREEMENT



                                     AMONG


                           GROUP 1 AUTOMOTIVE, INC.,

                               RRN MERGER CORP.,
                          A WHOLLY-OWNED SUBSIDIARY OF
                           GROUP 1 AUTOMOTIVE, INC.,

                            THE LIMITED PARTNERS OF
                   PRESTIGE CHRYSLER PLYMOUTH NORTHWEST, LTD.

                                      AND

                              THE STOCKHOLDERS OF
                              MMK INTERESTS, INC.





                                  DATED AS OF
                               DECEMBER 18, 1997

                               TABLE OF CONTENTS


                                                             ARTICLE I

                                                            DEFINITIONS


         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                            ARTICLE II

                                                          THE ACQUISITION

         2.1     The Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.2     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.3     Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                            ARTICLE III

                                                  REPRESENTATIONS AND WARRANTIES
                                                           OF THE OWNERS

         3.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         3.2     Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         3.3     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         3.4     Equity Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         3.5     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.6     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.7     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.8     Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.9     Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.10    Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.11    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.12    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.13    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.14    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.15    Employee Benefit Plans and Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.16    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.18    Affiliate Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.19    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.20    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.21    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.22    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.23    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


                                                            ARTICLE IV


                                                  ADDITIONAL REPRESENTATIONS AND
                                                     WARRANTIES OF THE OWNERS


         4.1     Capital Stock and Limited Partnership Interests. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.2     Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.3     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.5     Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                            ARTICLE V

                                                  REPRESENTATIONS AND WARRANTIES
                                                            OF GROUP 1

         5.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.3     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.5     Authorization For Group 1 Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.6     SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                        ARTICLE VI

                                                 COVENANTS OF THE OWNERS

         6.1     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.2     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.3     Conduct of Business by the Company Pending the Acquisition . . . . . . . . . . . . . . . . . . . . .  19
         6.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.5     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.7     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.8     Owners' Agreements Not to Sell . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.9     Intellectual Property Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.10    Removal of Related Party Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.11    Termination of Related Party Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.12    Related Party Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.13    Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.14    Certain Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.17    Employment Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24



                                                            ARTICLE VII

                                                       COVENANTS OF GROUP 1

         7.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.2     Reservation of Group 1 Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.4     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.5     Tax Valuation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                           ARTICLE VIII

                                                            CONDITIONS

         8.1     Conditions Precedent to Obligation of Each Party to Effect the Acquisition . . . . . . . . . . . . .  25
         8.2     Additional Conditions Precedent to Obligations of Group 1  . . . . . . . . . . . . . . . . . . . . .  26
         8.3     Additional Conditions Precedent to Obligations of the Owners.    . . . . . . . . . . . . . . . . . .  27

                                                            ARTICLE IX

                                                          INDEMNIFICATION

         9.1     Agreement by the Owners to indemnify . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.2     Agreement by Group 1 to indemnify  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.3     Conditions of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                                             ARTICLE X

                                                           MISCELLANEOUS

         10.1    Schedules to this Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.2    Non-Competition Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.3    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.4    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.5    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.6    Restrictions on Transfer of Group 1 Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.7    Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.8    Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.9    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.10   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.11   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.12   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.13   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.14   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.15   Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                            GROUP 1 AUTOMOTIVE, INC.

                               PURCHASE AGREEMENT


         This Purchase Agreement (this "Agreement"), dated as of the 18th day of December, 1997, is among Group 1 Automotive, Inc., a Delaware corporation ("Group 1"), RRN Merger Corp., a Texas corporation and a wholly-owned subsidiary of Group 1 ("Acquisition Sub"), the stockholders ("Stockholders") of MMK Interests, Inc., a Texas corporation (the "General Partner"), and the limited partners ("Limited Partners") of Prestige Chrysler Plymouth Northwest, LTD., a Texas limited partnership (the "Company"). The Stockholders and the Limited Partners are collectively referred to herein as the "Owners" and are listed on the signature pages hereof under the caption "Owners."

                                   RECITALS:

         WHEREAS, the Owners are the holders of all of the issued and outstanding capital stock of the General Partner;

         WHEREAS, the General Partner is the sole general partner of the Company;

         WHEREAS, the Owners are the holders of all of the limited partnership interests in the Company;

         WHEREAS, Acquisition Sub proposes to acquire all of the capital stock of the General Partner and all of the limited partnership interests in the Company from the Owners (the "Acquisition") on the terms and conditions set forth herein;

         WHEREAS, Group 1, through certain of its wholly owned subsidiaries, also proposes to acquire (i) the outstanding capital stock of Maxwell Chrysler Plymouth Dodge, Inc. and the limited partnership interests of Maxwell Chrysler Plymouth Dodge Jeep Eagle LTD. and (ii) the outstanding capital stock of Prestige Chrysler Plymouth, Inc. and the limited partnership interests of Prestige Chrysler Plymouth South, LTD., pursuant to agreements (the "Other Agreements") that are similar to this Agreement; and

         WHEREAS, the parties hereto wish to set forth the representations, warranties, agreements and conditions under which Acquisition Sub shall purchase, and the Owners shall sell, all of the capital stock of the General Partner and all of the limited partnership interests in the Company.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

         1.2 Rules of Construction. Unless the context otherwise requires, as used in this Agreement, (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (c) "or" is not exclusive; (d) "including" means "including, without limitation;" (e) words in the singular include the plural;
(f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; (i) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement; and (j) section and paragraph headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

                                   ARTICLE II

                                THE ACQUISITION

         2.1 The Acquisition. At the Closing, each Owner shall sell to Acquisition Sub and Acquisition Sub shall purchase from each Owner that number of shares of Common Stock of the General Partner and the limited partnership interests in the Company as set forth opposite their respective names in Exhibit A hereto in exchange for the consideration set forth opposite their respective names in Exhibit A hereto.

         2.2 Closing Date. The Closing of the Acquisition as contemplated by this Agreement shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, Houston, Texas 77002, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII or at such other time and place and on such other date as Group 1 and the Owners shall agree; provided, that the conditions set forth in Article VIII shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date," and shall be effective as of the first day of the month in which the Closing Date occurs.

         2.3 Transfer of Shares. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Owners will sell, transfer and deliver that number of shares of Common Stock of the General Partner and the limited partnership interests in the Company as set forth opposite their respective names in Exhibit A hereto to Acquisition Sub (in proper form and duly endorsed for transfer) and Acquisition Sub will purchase such shares of Common Stock of the General Partner and the limited partnership interests in the Company and will deliver to the Owners the consideration (in proper form) set forth opposite their respective names in Exhibit A hereto.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE OWNERS

         The Owners hereby represent and warrant to Group 1 as follows:

         3.1     Organization.

                 (a) The Company is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Texas with all requisite power and authority to own or lease its properties and conduct its business as now owned, leased or conducted. A true and complete copy of the limited partnership agreement, together with all amendments thereto, of the Company is included in Schedule
3.1. The minute books of the Company previously made available to Group 1 are complete and accurately reflect all action taken prior to the date of this Agreement by its partners.

                 (b) The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas with all requisite corporate power and authority to own or lease its properties and conduct its business as now owned, leased or conducted. The General Partner has conducted no business other than as General Partner of the Company, owns no property or assets other than its general partner interest in the Company and has no liabilities or obligations other than as related to its capacity as general partner of the Company. True and complete copies of the articles of incorporation and bylaws of the General Partner are included in Schedule 3.1. The minute books of the General Partner previously made available to Group 1 are complete and accurately reflect all action taken prior to the date of this Agreement by its board of directors and stockholders in their capacities as such.

         3.2 Qualification. Each of the Company and the General Partner is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary. Schedule 3.2 sets forth a list of the jurisdictions in which each of the Company and the General Partner is qualified to do business, if any.

         3.3     Absence of Conflicts.  Except to the extent set forth in the
Schedule 3.3, neither the execution and delivery by the Owners of this Agreement or any instrument, document or agreement required hereby to be executed and delivered by them at, or prior to, the Closing, nor the performance by the Owners of their obligations under this Agreement or any such instrument, document or agreement will (assuming receipt of all consents, approvals, authorizations, permits, certificates and orders disclosed as requisite in Schedule 3.3) (a) violate or breach the terms of or cause a default under (i) any applicable Order or any applicable rule or regulation of any Court or Governmental Authority with respect to the Company or the General Partner, (ii) any applicable permits received from any Governmental Authority with respect to the Company or the General Partner, (iii) the limited partnership agreement of the Company or the articles of incorporation or bylaws of the General Partner or (iv) any contract or agreement to which the Company or the General Partner is a party or by which they, or any of their properties, is bound, or (b) result in the creation or imposition of any Lien on any of the properties or assets of the Company or the General Partner, or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Court or Governmental Authority with respect to the Company or the General Partner, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section.

         3.4 Equity Investments. The General Partner owns no equity securities, interests or other investments other than its general partner interest in the Company. The Company owns no equity securities, interests or other investments in any Person.

         3.5     Capitalization.

                 (a) The authorized capital stock of the General Partner consists of 100,000 shares of Common Stock, no par value, of which 10,000 shares are issued and outstanding (with no shares being held in treasury). Each outstanding share of the Common Stock of the General Partner has been duly authorized, is validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights of any stockholder. Set forth in Schedule 3.5(a) are the names, social security or I.R.S. identification numbers and addresses (as reflected in the corporate records of the General Partner) of each record holder of the Common Stock of the General Partner, together with the number of shares held by each such Person. Except as set forth above, there are no shares of capital stock of, or other equity interests in, the General Partner authorized, issued or outstanding. There is not outstanding any ownership interest or other security, including without limitation any option, warrant or right, entitling the holder thereof to purchase or otherwise acquire any ownership interest of the General Partner. There are no contracts, agreements, commitments or arrangements obligating the General Partner (i) to issue, sell, pledge, dispose of or encumber any ownership interest of, or any options, warrants or rights of any kind to acquire, or any securities that are convertible into or exercisable or exchangeable for, any ownership interest of, any class of ownership interest of the General Partner or (ii) to redeem, purchase or acquire or offer to acquire any ownership interest of, or any outstanding option, warrant or right to acquire, or any securities that are convertible into or exercisable or exchangeable for, any ownership interest of, any class of ownership interest of the General Partner.

                 (b) The limited partner interest of the Company consists of the limited partner interests described in Exhibit A attached hereto. Each outstanding limited partner interest of the Company has been duly authorized and validly issued in accordance with the limited partnership agreement of the Company. Set forth in Schedule 3.5(b) are the names and addresses of each limited partner of the Company together with the limited partner interest held by each limited partner. Except as set forth above and except for the general partner interest of the General Partner, there are no other partnership interests authorized or outstanding of the Company. There are no contracts, agreements, commitments, arrangements, rights or options of any kind to acquire any interest in the Company.

         3.6 Financial Statements. Included in Schedule 3.6 are true and complete copies of the financial statements of the Company consisting of (i) an unaudited balance sheet of the Company as of November 30, 1997 (the "Interim Balance Sheet") and the related unaudited statement of income for the eleven month period then ended (the "Company Interim Financial Statements") and (ii) an audited balance sheet of the Company as of December 31, 1996 (the "Company 1996 Balance Sheet") and the related audited statements of income, changes in stockholders' equity and cash flows for the year then ended (including the notes thereto) (the "Company 1996 Financial Statements") and (collectively with the Company Interim Financial Statements, the "Company Financial Statements"). The Company Financial Statements present fairly the financial position of the Company and the results of its operations and changes in financial position as of the dates and for the periods indicated therein in conformity with GAAP.
The Company Financial Statements do not omit to state any liabilities, absolute or contingent, required to be stated therein in accordance with GAAP. All accounts receivable of the Company reflected in the Company Financial Statements and as incurred since November 30, 1997 represent sales made in the ordinary course of business, are collectible (net of any reserves for doubtful accounts shown in the Company Interim Financial Statements) in the ordinary course of business and, except as set forth in Schedule 3.6, are not in dispute or subject to counterclaim, set-off or renegotiation. Schedule 3.6 contains an aged schedule of accounts receivable included in the Interim Balance Sheet.

         3.7 Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or accrued for in the Interim Balance Sheet or as set forth in Schedule 3.7, the Company does not have any liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and whether due or to become due. The reserves reflected in the Interim Balance Sheet are adequate, appropriate and reasonable in accordance with GAAP.

         3.8 Certain Agreements. Except as set forth in Schedule 3.8, neither the Company nor any of its officers or directors, is a party to, or bound by, any contract, agreement or organizational document which purports to restrict, by virtue of a non-competition, territorial exclusivity or other provision covering such subject matter purportedly enforceable by a third party against the Company, or any of its officers or directors, the scope of the business or operations of the Company, or any of its officers or directors, geographically or otherwise.

         3.9 Contracts and Commitments. Schedule 3.9 includes (i) a list of all contracts to which the Company is a party or by which its property is bound that involve consideration or other expenditure in excess of $50,000 or performance over a period of more than six months or that is otherwise material to the business or operations of the Company ("Material Contracts"); (ii) a list of all real or personal property leases to which the Company is a party involving consideration or other expenditure in excess of $50,000 over the term of the lease ("Material Leases"); (iii) a list of all guarantees of, or agreements to indemnify or be contingently liable for, the payment or performance by any Person to which the Company is a party ("Guarantees") and
(iv) a list of all contracts or other formal or informal understandings between the Company and any of their officers, directors, employees, agents or stockholders or their affiliates ("Related Party Agreements"). True and complete copies of each Material Contract, Material Lease, Guarantee and Related Party Agreement have been furnished to Group 1.

         3.10 Absence of Changes. Except as set forth in Schedule 3.10, there has not been, since December 31, 1996, any adverse change with respect to the business, assets, results of operations, prospects or condition (financial or otherwise) of the Company. Except as set forth in Schedule 3.10, since November 30, 1997, the Company has not engaged in any transaction or conduct of any kind which would be proscribed by Section 6.3 herein after execution and delivery of this Agreement. Notwithstanding the preceding sentence, the Company makes no representation regarding, and need not disclose, increases in compensation (of the type contemplated in Section 6.3(f)) since December 31, 1996, for any employee who after such increase would receive annual compensation of less than $50,000.

         3.11    Tax Matters.

                 (a) Except as set forth in Schedule 3.11, (i) all Tax Returns which are required to be filed on or before the Closing Date by or with respect to the Company or the General Partner have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company or the General Partner have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                 (b) All Tax Returns of, or with respect to, the Company or the General Partner have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including December 31, 1996 except as included on Schedule 3.11(b).

                 (c) There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or the General Partner, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 3.11(c).

                 (d) Except as set forth in Schedule 3.11(d), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or the General Partner, or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or the General Partner.

                 (e) The total amounts set up as liabilities for current and deferred Taxes in the Interim Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company or the General Partner up to and through the periods covered thereby.

                 (f) All Tax allocation or sharing agreements affecting the Company or the General Partner shall be terminated prior to the Closing Date and no payments shall be due or will become due by the Company or the General Partner on or after the Closing Date pursuant to any such agreement or arrangement.

                 (g) Except as set forth in Schedule 3.11(g), the Company or the General Partner will not be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period pursuant to any agreement with any Tax authority with respect to any such taxable period.

                 (h) The General Partner has not consented to have the provisions of section 341(f)(2) of the Code apply with respect to a sale of its stock.

                 (i) Except as set forth in Schedule 3.11(i), the General Partner has been a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code at all times since its incorporation and the General Partner will be an S corporation up to and including the Closing Date. From the end of its most recent tax year through the Closing Date, each holder of the stock of the General Partner has been an individual resident of the United States or an estate or trust described in section 1361(c)(2) of the Code that is permitted to hold the stock of an S corporation. The General Partner will not be liable for any tax under section 1374 of the Code in connection with the deemed sale of the General Partner's assets caused by the Section 338(h)(10) Elections. In the past 10 years, the General Partner has not (a) acquired assets from another corporation in a transaction in which the General Partner's federal income tax basis in the acquired assets was determined, in whole or in part, by reference to the federal income tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation which is a qualified subchapter S subsidiary, as defined in section 1361(b)(3)(B) of the Code.

                 (j) The Company has been a partnership within the meaning of section 7701(a)(2) of the Code, taxable under Subchapter K of the Code, at all times since its formation and the Company will be a partnership up to an including the Closing Date.

         3.12    Litigation.

                 (a) Except as set forth in Schedule 3.12(a), there are no actions at law, suits in equity, investigations, proceedings or claims pending or, to the knowledge of the Owners, threatened against or specifically affecting the Company or the General Partner before or by any Court or Governmental Authority.

                 (b) Except as contemplated by this Agreement and except to the extent set forth in Schedule 3.12(b), each of the Company and the General Partner has performed all obligations required to be performed by it to date and is not in default under, and, to the knowledge of the Owners, no event has occurred which, with the lapse of time or action by a third party could result in a default under any contract or other agreement to which the Company or the General Partner is a party or by which they or any of their properties is bound or under any applicable Order of any Court or Governmental Authority.

         3.13 Compliance with Law. Except as set forth in Schedule 3.13, each of the Company and the General Partner in compliance with all applicable statutes and other applicable laws and all applicable rules and regulations of all federal, state, foreign and local governmental agencies and authorities.

         3.14 Permits. Except as set forth in Schedule 3.14, the Company or the General Partner owns or holds all franchises, licenses, permits, consents, approvals and authorizations of all Governmental Authorities necessary for the conduct of their business. Each franchise, license, permit, consent, approval and authorization so owned or held is in full force and effect, and each of the Company and the General Partner is in compliance with all of its obligations with respect thereto, and no event has occurred which allows, or upon the giving of notice or the lapse of time or otherwise would allow, revocation or termination of any franchise, license, permit, consent, approval or authorization so owned or held.

         3.15    Employee Benefit Plans and Policies.

                 (a) Schedule 3.15(a) provides a description of each of the following which is sponsored, maintained or contributed to by the Company for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing
         Date:

                          (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA ("Plan"); and

                          (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.17(a)(i) ("Benefit Program or Agreement").

         True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to Group 1.

                 (b) The Company does not contribute to or have an obligation to contribute to, and have not at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA.

                 (c)      Except as otherwise set forth in Schedule 3.15(c),

                          (i) Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                          (ii) There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                          (iii) No act, omission or transaction has occurred which would result in imposition on the Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections
                 (c), (i) or

                 (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                          (iv) Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section, has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such qualified status;

                          (v)     As to any Plan intended to be qualified under
                 Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code; and

                          (vi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Company to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Program or Agreement than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

                 (d) There does not currently exist, and there has not at any time existed, any corporation, trade, business or entity under common control with the Company, within the meaning of Section 414(b),
         (c), (m) or (o) of the Code or Section 4001 of ERISA.

                 (e) Termination of employment of any employee of the Company after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

                 (f) Each Plan which is an "employee welfare benefit plan", as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                 (g) Schedule 3.15(g) sets forth by name and job description of the employees of the Company as of the date of this Agreement (the "Company Employees"). None of said employees are subject to union or collective bargaining agreements. The Company has not at any time had or been threatened with any work stoppages or other labor disputes or controversies with respect to its employees.

         3.16    Properties.

                 (a) The Company does not own any real property or any interest therein except as set forth in Schedule 3.16(a) (individually, an "Owned Property" and collectively, the "Owned Properties"), which sets forth the location and size of, principal improvements and buildings on, and Liens on the Owned Properties.
         True and correct copies of all Liens are attached to Schedule 3.16(a).
         Schedule 3.16(a) also sets forth the location and size of, principal improvements and buildings on all parcels of real estate leased by the Company (individually, a "Leased Property" and collectively, the "Leased Properties"). Except as set forth in
         Schedule 3.16(a), with respect to each Owned Property and Leased
         Property:

                          (i) the Company has good and valid leasehold interests in each parcel of its Owned Property and Leased Property, free and clear of any Lien other than Permitted Encumbrances;

                          (ii) there are no pending or, to the knowledge of the Owners, threatened condemnation proceedings, suits or administrative actions relating to the Owned Properties or the Leased Properties or other matters affecting adversely the current use, occupancy or value thereof;

                          (iii) except as set forth in Schedule 3.16(a), to the knowledge of the Owners, the legal descriptions for the parcels of Owned Property and Leased Property contained in the deeds thereof describe such parcels fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land;

                          (iv) all facilities have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the leasing or operation thereof and have been operated and maintained in compliance with applicable laws, ordinances, rules and regulations;

                          (v) there are no contracts granting to any party or parties the right of use or occupancy of any portion of the parcels of Owned Property and Leased Property, except as set forth in Schedule 3.16(a);

                          (vi) there are no outstanding options or rights of first refusal to purchase the parcels of Owned Property or, to the knowledge of the Owners, the Leased Property, or any portion thereof or interest therein;

                          (vii) there are no parties (other than the Company) in possession of the parcels of Owned Property or Leased Property, other than tenants under any leases disclosed in
                 Schedule 3.16(a) who are in possession of space to which they are entitled;

                          (viii) all facilities located on the parcels of Owned Property and Leased Property are supplied with utilities and other services necessary for the operation of such facilities;

                          (ix) each parcel of Owned Property and Leased Property abuts on and has direct vehicular access to a public road, or has access to a public road;

                          (x) all improvements and buildings on the Owned Property and Leased Property are in good repair and adequate for the use of such Owned Property and Leased Property in the manner in which presently used; and

                          (xi) there are no material service contracts, management agreements or similar agreements which affect the parcels of Owned Property or Leased Property, except as set forth in Schedule 3.16(a).

         (b) Except as set forth in Schedule 3.16(b), each of the Company has good and marketable title to all of its Assets, free and clear of any Liens or restrictions on use. The Fixed Assets currently in use for the business and operations of the Company are in good operating condition, normal wear and tear excepted and have been maintained in accordance with sound industry practices.

         3.17 Insurance. Schedule 3.17 sets forth a list of all policies of insurance currently in effect relating to the business or operations of the Company (true and complete copies of which have been furnished to Group 1). Such insurance policies are in full force and effect. The Company is presently insured, and since the inception of operations by the Company has been insured, against such risks as companies engaged in the same or substantially similar business would, in accordance with good business practice, customarily be insured. The Company has given in a timely manner to its insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and, except as set forth in Schedule 3.17, no insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any of such claims. The Company has not received any notice or other communication from any such insurer canceling or materially amending any of such insurance policies, and no such cancellation is pending or threatened. The execution of this Agreement and the consummation of the transactions contemplated hereby will not cause such insurance policies to lapse, terminate or be canceled and will not result in any party thereto having the right to terminate or cancel such insurance policies.

         3.18 Affiliate Interests. Except as set forth in Schedule 3.18, no employee, officer or director, or former employee, officer or director, of the Company or the General Partner has any interest in any property, tangible or intangible, including without limitation, patents, trade secrets, other confidential business information, trademarks, service marks or trade names, used in or pertaining to the business of the Company, except for the normal rights of employees, partners, and stockholders.

         3.19 Environmental Matters. Except as set forth in Schedule 3.19, to the best of Owners' knowledge:

                 (a) The Company is in compliance with all Environmental Laws, including, without limitation, Environmental Laws with respect to discharges into the ground water, surface water and soil, emissions into the ambient air, and generation, accumulation, storage, treatment, transportation, transfer, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of Hazardous Substances, or other Waste. The Company is currently not liable for any penalties, fines or forfeitures for failure to comply with any Environmental Laws. The Company is in compliance with all required notice, record keeping and reporting requirements of all Environmental Laws, and has complied with all informational requests or demands arising under the Environmental Laws.

                 (b) The Company has obtained, or caused to be obtained, and is in compliance with, all Licenses required by the Environmental Laws for the ownership of its properties and assets and the operation of its business as presently conducted, including, without limitation, all air emission, water discharge, water use and solid waste, hazardous waste and other Waste generation, transportation, transfer, storage, treatment or disposal Licenses (a listing of such items being included in Schedule 3.19(b), and the Company is in compliance with all the terms, conditions and requirements of such Licenses, and copies of such Licenses have been made available to Group 1. There are no administrative or judicial investigations, notices, claims or other proceedings pending or threatened by any Governmental Authority or third parties against the Company or its business, operations, properties, or assets, which question the validity or entitlement of the Company to any License required by the Environmental Laws for the ownership of each of the respective properties and assets of the Company and the operation of its business.

                 (c) The Company has not received or is aware of any non-compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving the Company or its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws in connection with the ownership of its properties or assets or the operation of their business, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party.

                 (d) The Company is in compliance with, and is not in breach of or default under any applicable writ, order, judgment, injunction, governmental communication or decree issued pursuant to the Environmental Laws and no event has occurred or is continuing which, with the passage of time or the giving of notice or both, would constitute such non-compliance, breach or default thereunder, or affect the Owned Properties.

                 (e) The Company has not generated, manufactured, used, transported, transferred, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed, nor has it arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, spill, leak, dump, discharge, release or dispose of, Hazardous Substances or other waste in an amount so as to require remedial efforts to or at any location other than a site permitted to receive such Hazardous Substances or other waste, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, release or disposal in contravention of any Environmental Laws. The Company has not generated, manufactured, used, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed of, or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, any material quantities of Hazardous

         Substances or other waste upon property currently or previously owned or leased by it, except in compliance with Environmental Laws.

                 (f) The Company has not caused a Release or Discharge of any material quantity of Hazardous Substance on, into or beneath the surface of the Owned Properties or to any properties adjacent thereto except in compliance with the Environmental laws. There has not occurred, nor is there presently occurring, a Release or Discharge, or threatened Release or Discharge, of any Hazardous Substance on, into or beneath the surface of the Owned Properties or to any properties adjacent thereto.

                 (g) The Company has not generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any material quantity of Hazardous Substance or other Waste to or at a site which, pursuant to CERCLA or any similar state law (i) has been placed on the National Priorities List or its state equivalent; or
         (ii) the Environmental Protection Agency or the relevant state agency has notified the Company that it has proposed or is proposing to place on the National Priorities List or its state equivalent. Neither the Company nor the Owners have received notice or have knowledge of any facts which could give rise to any notice, that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA, RCRA or any other applicable Environmental Laws. The Company has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to any properties owned by, or used in the business of, the Company. The Company has not received any written or, to the knowledge of the Owners, oral request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where the Company has transported, transferred or disposed of other Wastes. The Company has not been required to nor has undertaken any response or remedial actions or clean-up actions at the request of any Governmental Authorities or at the request of any other third party. The Company has no liability under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

                 (h) The Company has no Aboveground Storage Tanks or Underground Storage Tanks, except as listed in Schedule 3.19(h).

                 (i) The following have been made available to Group 1 regardless of their materiality, (i) all environmental audits, assessments or occupational health studies of which the Company or the Owners are aware undertaken by the Company or their agents, or by the Owners, or by any Governmental Authority, or by any third party, relating to the Company, or any of the Leased Properties; (ii) the results of which the Company or the Owners are aware of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents, or by the Owners, or by any Governmental Authority, or by any third party, relating to the Company, or any of the Owned Properties; (iii) all written communications between the Company and any Governmental Authority arising under or related to Environmental, Laws; and (iv) all citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting the Company, or any of the Owned Properties.

                 (j) Schedule 3.19(j) contains a list of the assets of the Company which contain "asbestos" or "asbestos-containing material" (as such terms are identified under the Environmental Laws). Except as set forth in Schedule 3.19(j), the Company has operated and continue to operate in compliance with all Environmental Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. Except as set forth in Schedule 3.19(j), there are no claims, actions, suits, governmental investigations or proceedings before any Governmental Authority or third party pending, or threatened against or directly affecting the Company or any of its assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

                 (k) Any references in this Section 3.19 to the "Owned Properties" are deemed to also refer to any properties previously owned by the Company.

         3.20 Intellectual Property. Except as set forth in Schedule 3.20, the Company owns, or is licensed or otherwise has the right to use all Intellectual Property that is necessary for the conduct of the business and operations of the Company as currently conducted. To the knowledge of the Owners, (a) the use of the Intellectual Property by the Company does not infringe on the rights of any Person, and (b) no Person is infringing on any right of the Company with respect to any Intellectual Property. No claims are pending or, to the knowledge of the Owners threatened, that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property. To the knowledge of the Owners, no Person is infringing the rights of the Company with respect to any Intellectual Property. All of the Intellectual Property that is owned by the Company is owned free and clear of all encumbrances and was not misappropriated from any Person. All of the Intellectual Property that is licensed by the Company is licensed pursuant to valid and existing license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Intellectual Property.

         3.21 Bank Accounts. Schedule 3.21 includes the names and locations of all banks in which the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

         3.22 Brokers. Except as disclosed in Schedule 3.22, no broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         3.23 Disclosure. The Company has disclosed in writing, or pursuant to this Agreement and the Schedules attached hereto, all facts material to the business, assets, prospects and condition (financial or otherwise) of the Company. No representation or warranty to Group 1 by the Owners contained in this Agreement, and no statement contained in the Schedules attached hereto, any certificate, list or other writing furnished to Group 1 by the Owners pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. All statements contained in this Agreement, the Schedules attached hereto, and any certificate, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a representation and warranty of the Owners for all purposes of this Agreement.


                                   ARTICLE IV

                         ADDITIONAL REPRESENTATIONS AND
                            WARRANTIES OF THE OWNERS

         Each Owner hereby, severally and not jointly, represents and warrants to Group 1 that:

         4.1 Capital Stock and Limited Partnership Interests. Such Owner is the beneficial and record owner of the number of shares of Common Stock of the General Partner and limited partnership interests in the Company as set forth in Exhibit A, free and clear of any lien, claim, pledge, encumbrance or other adverse claim. Except for such shares of Common Stock of the General Partner and limited partnership interests in the Company set forth in Exhibit A hereto, such Owner does not own, beneficially or of record, any capital stock or other security, including without limitation any option, warrant or right entitling the holder thereof to purchase or otherwise acquire any shares of capital stock of the General Partner or any partnership interest of the Company.

         4.2     Authorization of Agreement.

                 (a) Such Owner has full legal right, power, capacity and authority to execute, deliver and perform its obligations pursuant to this Agreement and to execute, deliver and perform its obligations under each instrument, document or agreement required hereby to be executed and delivered by such Owner at, or prior to, the Closing.

                 (b) This Agreement has been, and each instrument, document or agreement required hereby to be executed and delivered by such Owner at, or prior to, the Closing will then be, duly executed and delivered by such Owner, and this Agreement constitutes and, to the extent it purports to obligate such Owner, each such instrument, document or agreement will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of such Owner enforceable against it in accordance with its terms.

         4.3 Approvals. Except for applicable requirements, if any, of the HSR Act, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any Court or Governmental Authority is required by any applicable Law or by any applicable Order or any applicable rule or regulation of any Court or Governmental Authority to permit such Owner to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

         4.4     Absence of Conflicts.  Except to the extent set forth in
Schedule 4.4, neither the execution and delivery by such Owner of this Agreement or any instrument, document or agreement required hereby to be executed and delivered by it at, or prior to, the Closing, nor the performance by such Owner of its obligations under this Agreement or any such instrument will (a) violate or breach the terms of or cause a default under (i) any applicable Law, (ii) any applicable Order or any applicable rule or regulation of any Court or Governmental Authority, (iii) the organizational documents of such Owner, if applicable, or (iv) any contract or agreement to which such Owner is a party or by which it, or any of its properties, is bound, or (b) result in the creation or imposition of any Lien on any of the properties or assets of such Owner, or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Court or Governmental Authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section.

         4.5 Investment Intent. Each Owner makes the following representations relating to its acquisition of shares of Group 1 Common Stock:
(i) such Owner will be acquiring the shares of Group 1 Common Stock to be issued pursuant to the Acquisition to such Owner solely for such Owner's account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution; (ii) such Owner is not a party to any agreement or other arrangement for the disposition of any shares of Group 1 Common Stock; (iii) such Owner is an "accredited investor" as defined in Securities Act Rule 501(a); (iv) such Owner (A) is able to bear the economic risk of an investment in the Group 1 Common Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters, and such past participation in investments, that he or she is capable of evaluating the merits and risks of the proposed investment in the Group 1 Common Stock, (D) has received and reviewed the SEC Documents, (E) has had an adequate opportunity to ask questions and receive answers from the officers of Group 1 concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current officers and directors of Group 1, the plans for the operations of the business of Group 1, the business, operations and financial condition of Group 1 and any plans of Group 1 for additional acquisitions, and (F) has asked all questions of the nature described in the preceding clause (E), and all those questions have been answered to his or her satisfaction; (v) such Owner acknowledges that the shares of Group 1 Common Stock to be delivered to such Owner pursuant to the Acquisition have not been and will not be registered under the Securities Act or qualified under applicable blue sky laws and therefore may not be resold by such Owner without compliance with Rule 144 of the Securities Act; (vi) such Owner acknowledges that he or she has agreed, pursuant to Section 10.6 herein, not to sell the shares of Group 1 Common Stock to be delivered to such Owner pursuant to the Acquisition for a period of one year from the Closing Date; (vii) such Owner, if a corporation, partnership, trust or other entity, acknowledges that it was not formed for the specific purpose of acquiring the Group 1 Common Stock; and
(viii) without limiting any of the foregoing, such Owner agrees not to dispose of any portion of Group 1 Common Stock unless either (1) a registration statement under the Securities Act is in effect as to the applicable shares and the disposition is made in accordance with that registration statement, or (2) the Owner has notified Group 1 of the proposed disposition, such disposition is made through a national brokerage firm selected by Group 1 and the Owner to offer disposition services for Group 1 Common Stock subject to SEC Rule 144 and such disposition is made in compliance with any other requirements of the Securities Act. Additionally, for the three- year period following the Closing Date a disposition pursuant to (viii)(2) above may be made only if the Owner has notified

Group 1 of the proposed disposition and the disposition is made through a national brokerage firm selected by Group 1 and the Owner to offer disposition services for Group 1 Common Stock (in the absence of agreement between Group 1 and the Owner seeking to make a disposition, Goldman, Sachs & Co., Inc. will be the firm to handle such disposition).

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF GROUP 1

         Group 1 hereby represents and warrants to the Owners that:

         5.1 Corporate Organization. Group 1 and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation with all requisite corporate power and authority to execute, deliver and perform this Agreement and each instrument required hereby to be executed and delivered by them at the Closing.

         5.2 Authorization. The execution and delivery by Group 1 and Acquisition Sub of this Agreement, the performance by Group 1 and Acquisition Sub of their obligations pursuant to this Agreement, and the execution, delivery and performance of each instrument required hereby to be executed and delivered by Group 1 and Acquisition Sub at the Closing have been duly and validly authorized by all requisite corporate action on the part of Group 1 and Acquisition Sub. This Agreement has been, and each instrument, document or agreement required hereby to be executed and delivered by Group 1 and Acquisition Sub at, or prior to, the Closing will then be, duly executed and delivered by Group 1 and Acquisition Sub. This Agreement constitutes, and, to the extent it purports to obligate Group 1 and Acquisition Sub, each such instrument, document or agreement will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of Group 1 and Acquisition Sub, enforceable against them in accordance with its terms.

         5.3 Approvals. Except for applicable requirements, if any, of the HSR Act, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any Court or Government Authority is required by any applicable Law or by any applicable Order or any applicable rule or regulation of any Court or Governmental Authority to permit Group 1 and Acquisition Sub, to execute, deliver or consummate the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by Group 1 and Acquisition Sub at or prior to the Closing.

         5.4 Absence of Conflicts. Neither the execution and delivery by Group 1 and Acquisition Sub of this Agreement or any instrument required hereby to be executed by them at or prior to the Closing nor the performance by Group 1 and Acquisition Sub of their obligations under this Agreement or any such instrument will (a) violate or breach the terms of or cause a default under (i) any applicable Order or any applicable rule or regulation of any Court or Governmental Authority, (ii) the organizational documents of Group 1 and Acquisition Sub or (iii) any contract or agreement to which Group 1 and Acquisition Sub are parties or by which they or any of their property is bound, or (b) result in the creation or imposition of any Liens on any of the properties or assets of Group 1 and Acquisition Sub (other than any Lien created by the Company), or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit certificate or order of any Court or Governmental Authority or (d) with the passage of time or the giving of notice or the taking of any action by any third party have any of the effects set forth in clause (a), (b) or (c) of this Section, except, with respect to clauses (a), (b), (c) or (d) of this Section, where such matter would not have a material adverse effect on the business, assets, prospects or condition (financial or otherwise) of Group 1 and its subsidiaries, taken as a whole.

         5.5 Authorization For Group 1 Common Stock. All shares of Group 1 Common Stock issuable pursuant to the Acquisition are duly authorized and will, when issued, be validly issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any stockholder of Group 1.

         5.6 SEC Documents. The SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1933 and 1934 and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Group 1 included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Group 1 and its consolidated subsidiaries as of the dates thereto and the consolidated results of their operations and cash flows for the periods then ended (except in the case of interim period financial information, for normal year-end adjustments).

                                   ARTICLE VI

                            COVENANTS OF THE OWNERS

         6.1 Acquisition Proposals. Prior to the Closing Date, neither the Company or the General Partner, any of their officers, directors, employees or agents nor any Owner shall agree to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, business combination or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or the General Partner, other than the transactions with Group 1 contemplated by this Agreement.

         6.2 Access. The Company shall afford Group 1's officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Group 1 any information concerning its business, properties and personnel as Group 1 may reasonably request; provided, however, that no investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty made by the Owners pursuant to this Agreement.

         6.3 Conduct of Business by the Company Pending the Acquisition. The Owners covenant and agree that, from the date of this Agreement until the Closing Date, unless Group 1 shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

                 (a) The business of the Company and the General Partner shall be conducted only in, and the Company and the General Partner shall not take any action except in, the ordinary course of business and consistent with past practice. In connection therewith, the parties agree that the Company may dealer trade vehicles for similar models, but the Company shall not liquidate or otherwise dispose of any of its new vehicles other than in the ordinary course of business to retail buyers. The Company shall maintain its advertising expenditures and activities commensurate with prior business practices. The Company shall not advertise a "Going Out of Business" sale;

                 (b) The Company and the General Partner shall not, directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, (A) any capital stock (or securities convertible into capital stock) of the General Partner or partnership interests of the Company or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of the Company, (ii) amend or propose to amend the articles of incorporation or bylaws (or other organizational documents) of the General Partner or the limited partnership agreement of the Company, (iii) split, combine or reclassify any outstanding capital stock of the General Partner or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to the capital stock of the General Partner whether now or hereafter outstanding, (iv) redeem, purchase or acquire or offer to acquire any of the capital stock of the General Partner or any partnership interests of the Company, (v) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money (other than floor plan indebtedness incurred in the ordinary course of business) after November 30,1997 in excess of the cash consideration to be paid to the Owners at Closing for their limited partnership interests as set forth in Exhibit A attached hereto, or (vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 6.3(b);

                 (c) The Company shall use its best efforts (i) to preserve intact the business organization of the Company, (ii) to maintain in effect any franchises, authorizations or similar rights of the Company, (iii) to keep available the services of its current officers and key employees, (iv) to preserve the goodwill of those having business relationships with it, (v) to maintain and keep its properties in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear, (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it, (vii) to collect its accounts receivable, (viii) to preserve in full force and effect all leases, operating agreements, easements, rights-of-way, permits, licenses, contracts and other agreements which relate to its assets (other than those expiring by their terms), and (ix) to perform or cause to be performed all of its obligations in or under any of such leases, agreements and contracts.

                 (d) The Company shall not make or agree to make any single capital expenditure or enter into any purchase commitments in excess of $50,000;

                 (e) The Company shall perform its obligations under any contracts and agreements to which it is a party or to which its assets are subject, except for such obligations as the Company in good faith may dispute;

                 (f) The Company shall not increase the salary, benefits, stock options, bonus or other compensation of any officer, director or employee of the Company other than normal, annual compensation increases consistent with the Company's past practices; and shall not grant, to any individual, severance or termination pay that exceeds the lesser of (i) such individual's compensation for the calendar month immediately preceding such individual's grant of severance or termination pay, or (ii) $5,000;

                 (g) The Company shall not take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Acquisition set forth in
         Article VIII not being satisfied; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder;

                 (h) The Company shall not (i) amend or terminate any Plan or Benefit Program or Agreement except as may be required by applicable law, (ii) increase or accelerate the payment or vesting of the amounts payable under any Plan or Benefit Program or Agreement, or
         (iii) adopt or enter into any personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement or any other employee benefit plan, agreement, arrangement, program, practice or understanding (other than the Plans and the Benefit Programs or Agreements);

                 (i) The Company shall not enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement; and

                 (j) The Owners shall be entitled to a distribution, in cash, in amounts required to cause the net book values on a tax accounting basis of the Company and the General Partner at the end of the month prior to the Closing Date to equal zero.

                 (k) The Owners will not revoke the Company's election to be taxed as an S corporation within the meaning of sections 1361 and 1362 of the Code.

         6.4 Confidentiality. The Owners shall, and the Owners shall cause the Company's and the General Partner's officers, directors, employees, representatives and consultants, to hold in confidence, and not to disclose to others for any reason whatsoever, any non-public information received by them or their representatives in connection with the transactions contemplated hereby, including but not limited to all terms, conditions and agreements related to this transaction, except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of the Company and the General Partner as necessary in connection with the transactions contemplated hereby; and (iii) for information which becomes publicly available other than through the actions of the Company, the General Partner or an Owner. In the event the Acquisition is not consummated, the Company, the General Partner and the Owners will return all non-public documents and other material obtained from Group 1 or its representatives in connection with the transactions contemplated hereby or certify to Group 1 that all such information has been destroyed.

         6.5 Notification of Certain Matters. The Owners shall give prompt notice to Group 1, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing, (ii) any failure of the Company, or any officer, director, employee or agent thereof, or any Owner to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (iii) any litigation, or any claim or controversy or contingent liability of which the Company or any Owner has knowledge of that might reasonably be expected to become the subject of litigation, against the Company or the General Partner or affecting any of their assets, in each case in an amount in controversy in excess of $50,000, or that is seeking to prohibit or restrict the transactions contemplated hereby.

         6.6 Consents. Subject to the terms and conditions of this Agreement, the Company and the General Partner shall (i) obtain all consents, waivers, approvals (including all applicable automobile manufacturers approvals, and such approvals shall not contain any unreasonably burdensome restrictions on the Company, the General Partner or Group 1), authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Acquisition; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary or proper to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         6.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Closing, the Company and the Owners shall cooperate and use reasonable efforts to cooperate in the defense against and response thereto. Costs, including attorneys' fees, associated with any such defense will be borne by Group 1.

         6.8 Owners' Agreements Not to Sell. Each of the Owners hereby covenants and agrees not to sell, pledge, transfer or dispose of or encumber any shares of Common Stock of the General Partner or limited partnership interests of the Company currently owned, either beneficially or of record, by such Owner, except under this Agreement.

         6.9 Intellectual Property Matters. The Company shall use its best efforts to preserve its ownership rights to the Intellectual Property free and clear of any liens, claims or encumbrances and shall use its best efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of the Intellectual Property.

         6.10 Removal of Related Party Guarantees. The Owners agree to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to terminate, waive or release all Company guarantees (such guarantees shall be referred to herein as "Related Guarantees", as described in Schedule 6.10 pursuant to Section 3.9 of this Agreement) of indebtedness or other obligations of any of the Company's or the General Partner's officers, directors, shareholders or employees or their affiliates.

         6.11 Termination of Related Party Agreements. The Owners agree to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to terminate the Related Party Agreements except those Related Party Agreements that are disclosed in Schedule
6.11 as agreements that shall not be subject to this Section 6.11.

         6.12 Related Party Agreements. The Owners agree to cause the Company and the General Partner not to enter into any Related Party Agreements or engage in any transactions with the Owners or their affiliates; except for those Related Party Agreements or transactions with affiliates that are disclosed in Schedule 6.12 as agreements or transactions that shall not be subject to this Section 6.12.

         6.13    Release.

         (a) AS OF THE CLOSING, EACH OF THE OWNERS DOES HEREBY FOR HIMSELF OR HIS HEIRS, EXECUTORS, ADMINISTRATORS AND LEGAL REPRESENTATIVES REMISE, RELEASE, ACQUIT AND FOREVER DISCHARGE THE COMPANY AND THE GENERAL PARTNER OF AND FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION AND OBLIGATIONS OF EVERY NATURE WHATSOEVER, LIQUIDATED OR UNLIQUIDATED, KNOWN OR UNKNOWN, MATURED OR UNMATURED, FIXED OR CONTINGENT, WHICH EACH OF SUCH OWNERS NOW HAS, OWNS OR HOLDS OR HAS AT ANY TIME PREVIOUSLY HAD, OWNED OR HELD AGAINST THE COMPANY OR THE GENERAL PARTNER INCLUDING WITHOUT LIMITATION ALL LIABILITIES CREATED AS A RESULT OF THE NEGLIGENCE, GROSS NEGLIGENCE AND WILLFUL ACTS OF THE COMPANY OR THE GENERAL PARTNER AND THEIR EMPLOYEES AND AGENTS, EXISTING AS OF THE CLOSING OR RELATING TO ANY MATTER THAT OCCURRED ON OR PRIOR TO THE CLOSING; PROVIDED, HOWEVER, THAT ANY CLAIMS, LIABILITIES, DEBTS OR CAUSES OF ACTION THAT MAY ARISE IN CONNECTION WITH THE FAILURE OF ANY OF THE PARTIES HERETO TO PERFORM ANY OF THEIR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR FROM ANY BREACHES BY ANY OF THEM OF ANY REPRESENTATIONS OR WARRANTIES HEREIN OR IN CONNECTION WITH ANY OF SUCH OTHER AGREEMENTS SHALL NOT BE RELEASED OR DISCHARGED PURSUANT TO THIS AGREEMENT; AND PROVIDED FURTHER ANY LIABILITIES UNDER PLANS OR BENEFIT PROGRAMS OR AGREEMENTS LISTED ON THE SCHEDULES HERETO SHALL NOT BE RELEASED.

         (b) EACH OF THE OWNERS REPRESENTS AND WARRANTS THAT HE HAS NOT PREVIOUSLY ASSIGNED OR TRANSFERRED, OR PURPORTED TO ASSIGN OR TRANSFER, TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS RELEASED HEREIN. EACH OF THE OWNERS COVENANTS AND AGREES THAT HE WILL NOT ASSIGN

OR TRANSFER TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS TO BE RELEASED HEREIN. EACH OF THE OWNERS REPRESENTS AND WARRANTS THAT HE HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS SECTION 6.13 AND THAT HE HAS BEEN REPRESENTED BY LEGAL COUNSEL OF HIS OWN CHOOSING IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT.

         6.14    Certain Tax Matters.

                 (a) The Owners agree to use the amounts reflected on Exhibit A hereto for purposes of preparation of their Tax Returns. With respect to the shares of Group 1 Common Stock received by the Owners, $14.00 per share will be used for purposes of determining the value of the stock portion of the purchase price.

                 (b) The Owners shall (i) file all required 1998 federal income tax returns relating to their ownership of the General Partner and the Company within seventy-five (75) days after the Closing Date;
         (ii) use an interim closing of the books of the General Partner and the Company effective as of the Closing Date for the purposes of preparing such returns; and (iii) deliver such returns to Group 1 for its review at least five (5) days prior to the filing of such returns.

         6.15    Section 338(h)(10) Elections.

                 (a) The Owners and Group 1 shall join in making a timely, irrevocable and effective election under section 338(h)(10) of the Code and a similar election under any applicable state income tax law (collectively the "Section 338(h)(10) Elections") with respect to Group 1's purchase of the Common Stock of the General Partner. To facilitate such election, at the Closing the Owners shall deliver to Group 1 an Internal Revenue Service Form 8023 and any similar forms under applicable state income tax law (the "Forms") with respect to Group 1's purchase of the Common Stock of the General Partner, which Forms shall have been duly executed by an authorized person for the Owners. Group 1 shall cause the Forms to be duly executed by an authorized person for Group 1, shall complete the schedules required to be attached thereto, shall provide a copy of the executed Form and schedules to the Owners, and shall duly and timely file the Forms as prescribed by Treasury Regulation 1.338(h)(10)-1 or the corresponding provisions of applicable state income Tax law. None of the Owners or Group 1 shall take any action to rescind, revoke or modify the Section 338(h)(10) Election without the prior written approval of the other party. Group 1 shall be responsible for any Texas franchise Tax on the deemed gain triggered by the Section 338(h)(10) Elections.

                 (b) The Owners and Group 1 shall jointly determine the liabilities of the General Partner and allocate the purchase price, such liabilities, and other relevant items in accordance with the Code and the Treasury Regulations promulgated thereunder. The Owners and Group 1 shall jointly prepare all schedules required to be attached to the Forms (the "Form Schedules"). The Owners and Group 1 shall prepare all relevant Tax Returns in a manner consistent with the Form Schedules. With respect to any items included in the Form Schedules as to which Group 1 and the Owners are unable to jointly agree, the allocation proposed by Group 1 shall be reflected on the Form Schedules. The parties have previously reviewed and examined the tangible personal property and other assets of the Company, and agree that the fair market value of such assets at the Closing Date will be equal to each such asset's adjusted tax basis, net of depreciation for the Company's tax period ending on the Closing Date. The balance of the purchase price will be attributed to the goodwill of the Company.

         6.16 Section 754 Election. If requested in writing to do so by Group 1, the Owners and the Company will elect under section 754 of the Code and Treasury Regulations Section 1.754-1(b)(1) to apply the provisions of section 734(b) of the Code and section 743(b) of the Code.

         6.17 Employment Agreement. Thomas Nyle Maxwell, Jr. agrees to enter into, on or prior to the Closing Date, an employment agreement with Group 1 in form and substance substantially similar to Exhibit B attached hereto.

         6.18 Consulting Agreements. Thomas Nyle Maxwell, Sr. and Clarence J.Kellerman agree to enter into, on or prior to the Closing Date, a consulting agreement with Group 1 in form and substance substantially similar to Exhibit C attached hereto.


                                  ARTICLE VII

                              COVENANTS OF GROUP 1

         7.1 Confidentiality. Group 1 agrees, and Group 1 agrees to cause its officers, directors, employees, representatives and consultants, to hold in confidence all, and not to disclose to others for any reason whatsoever, any non-public information received by it or its representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Group 1 as necessary in connection with the transactions contemplated hereby or as necessary to the operation of Group 1's business; and (iii) for information which becomes publicly available other than through the actions of Group 1. In the event the Acquisition is not consummated, Group 1 will return all non-public documents and other material obtained from the Company or its representatives in connection with the transactions contemplated hereby or certify to the Company that all such information has been destroyed.

         7.2 Reservation of Group 1 Common Stock. Group 1 shall reserve for issuance and shall issue, out of its authorized but unissued capital stock, such number of shares of Group 1 Common Stock as may be issuable upon consummation of the Acquisition.

         7.3 Consents. Subject to the terms and conditions of this Agreement, Group 1 shall (i) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Acquisition; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         7.4 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Closing, Group 1 agrees to cooperate and use reasonable efforts to cooperate in the defense against and response thereto. Costs, including attorneys' fees, associated with any such defense will be borne by Group 1.

         7.5 Tax Valuation. Group 1 agrees to use the amounts reflected on Exhibit A hereto for purposes of preparation of its Tax Returns. With respect to the shares of Group 1 Common Stock received by the Owners, $14.00 per share will be used for purposes of determining the value of the stock portion of the purchase price.

         7.6     Guaranteed Price.         If an Owner sells any of the Group 1
Common Stock received by such Owner pursuant to this Agreement for a per share price of less than fourteen dollars ($14.00), subject to adjustment for stock splits and stock dividends, Group 1 shall pay in cash the difference between the purchase price for shares sold and the price such Owner would have received if the shares were sold at $14.00 per share, subject to adjustment for stock splits and stock dividends; provided, that this Section 7.6 shall only apply to sales (i) occurring after the expiration of the Restricted Period and (ii) made in the public market; and provided, further that this Section 7.6 shall terminate on the date six years after the expiration of the Restricted Period.

         7.7 Removal of Personal Guarantees. Group 1 will use commercially reasonable efforts to have all personal guarantees of any of the Company's or the General Partner's officers, directors, shareholders or partners of any obligation of the Company or the General Partner terminated, waived or released.

                                  ARTICLE VIII

                                   CONDITIONS

         8.1 Conditions Precedent to Obligation of Each Party to Effect the Acquisition. The respective obligations of each party to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) No Order shall have been entered and remain in effect in any action or proceeding before any Court or Governmental Authority that would prevent or make illegal the consummation of the Acquisition;

                 (b) There shall have been obtained any and all permits, approvals and consents of securities or "blue sky" commissions of each jurisdiction and of any other governmental agency or authority, with respect to the consummation of the Acquisition;

                 (c) The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated; and

                 (d) Chrysler Corporation shall have approved the Acquisition and the transactions contemplated thereby.

         8.2 Additional Conditions Precedent to Obligations of Group 1. The obligation of Group 1 to effect the Acquisition is also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of the Owners contained in Article III and Article IV, respectively, shall be true and correct in all respects as of the date when made and as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and the Owners on or before the Closing Date shall have been duly complied with and performed in all respects, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of the Company and each of the Owners shall have been delivered to Group 1.

                 (b) There shall have been obtained any and all permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other Governmental Authority and of any automobile manufacturer, that reasonably may be deemed necessary so that the consummation of the Acquisition and the transactions contemplated thereby will be in compliance with applicable laws.

                 (c) Group 1 shall have received evidence, satisfactory to Group 1, that all Related Party Agreements shall have been terminated and all Related Guarantees shall have been terminated, waived or released pursuant to Sections 6.10 and 6.11 hereto.

                 (d) Since the date of this Agreement, no material adverse change in the business, condition (financial or otherwise), assets, operations or prospects of the Company shall have occurred, and the Company shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company and Group 1 shall have received a certificate signed by the chief executive officer of the Company and the Owners dated the Closing Date to such effect.

                 (e) Receipt by Group 1 of an employment agreement executed by Thomas Nyle Maxwell, Jr., in form and substance substantially similar to Exhibit B hereto;

                 (f)      Satisfaction or waiver of the conditions set forth in
         Article VIII of each of the Other Agreements.

                 (g) Receipt by Group 1 of consulting agreements executed by each of Thomas Nyle Maxwell, Sr. and Clarence J. Kellerman in form and substance substantially similar to Exhibit C hereto.

                 (i) Group 1 shall have received, at Group 1's expense, a current survey of the Owned Properties showing the location of any improvements, prepared by a licensed surveyor approved by Group 1.

                 (j) Receipt by Group 1 of the consent of Chrysler Realty Corporation, as lessor to the Company, under that certain Dealer Lease Agreement dated August 19, 1993, to this Agreement and the transactions contemplated hereby; and

         8.3 Additional Conditions Precedent to Obligations of the Owners. The obligation of the Owners to effect the Acquisition is also subject to the fulfillment at or prior to the Closing Date of the following condition:

                 (a) The representations and warranties of Group 1 contained in Article V shall be true and correct in all respects as of the date when made and as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date; all the terms, covenants and conditions of this Agreement to be complied with and performed by Group 1 on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Group 1 shall have been delivered to the Owners.

                 (b) Receipt by Thomas Nyle Maxwell, Jr. of an employment agreement executed by Group 1, in form and substance substantially similar to Exhibit B hereto.

                 (c) Receipt by Thomas Nyle Maxwell, Sr. and Clarence J. Kellerman of consulting agreements executed by Group 1 in form and substance substantially similar to Exhibit C hereto.

                 (d)      Satisfaction or waiver of the conditions set forth in
         Article VIII of each of the Other Agreements.

                                   ARTICLE IX

                                INDEMNIFICATION

         9.1 Agreement by the Owners to indemnify. Each of the Owners agrees to severally indemnify, defend and hold Group 1 harmless (subject to the limitations set forth in Section 9.1(e) below) from and against the aggregate of all Indemnifiable Damages (as defined below).

                 (a) For purposes of this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all actual expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Group 1, on a pre-tax consolidated basis to the extent (i) resulting from any breach of a representation or warranty made by the Owners in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by the Owners pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate delivered by the Company or any of the Owners pursuant to this Agreement.

                 (b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Group 1 shall have the right to be put in the same pre-tax consolidated financial position as Group 1 would have been in had each of the representations and warranties of the Owners hereunder been true and correct and had the covenants and agreements of the Company and the Owners hereunder been performed in full.

                 (c) Each of the representations and warranties made by the Owners in this Agreement or pursuant hereto shall survive for a period of three years after the Closing Date except the representations and warranties of the Owners contained in Section 3.11 which shall survive for the period of the statute of limitations and Sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.1, 4.2, 4.3 and 4.4, which shall not terminate, but shall continue indefinitely. No claim for the recovery of Indemnifiable Damages may be asserted by Group 1 against the Owners after such representations and warranties shall expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

                 (d) If Group 1 believes it is entitled to a claim for any Indemnifiable Damages hereunder, Group 1 shall promptly give written notice to the Owners of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If the Owners do not pay the amount of the claim for Indemnifiable Damages to Group 1 within 10 days, then Group 1 may exercise its respective rights under
         Section 9.4 and/or take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

                 (e) Notwithstanding anything to the contrary contained in this Section 9.1, the Owners' liability for Indemnifiable Damages shall be limited as follows:

                          (1) Group 1 shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages incurred by Group 1 exceed an aggregate of $270,000.00 with respect to this Agreement and the Other Agreements (the "Basket Amount"), in which event the Owners shall be liable for only such Indemnifiable Damages in excess of the Basket Amount; and

                          (2) the total amount of Indemnifiable Damages for which each Owner shall be liable to Group 1 shall not exceed the value of the consideration by such Owner received in the Acquisition as provided on Exhibit A, of which the stock portion shall be valued at $14.00 per share.

                 The Owners acknowledge and agree that for purposes of the Basket Amount, Indemnifiable Damages under the Other Agreements will affect their obligation to indemnify Group 1 under this Agreement, even though the Owners may own differing percentages of the dealerships being acquired by Group 1 pursuant to the Other Agreements. For example, if claims for Indemnifiable Damages under one of the Other Agreements equal or exceed $270,000, then the Owners under this Agreement will be obligated to indemnify Group 1 for claims for all amounts without the benefit of any Basket Amount.

         9.2 Agreement by Group 1 to indemnify. Group 1 agrees to indemnify, defend and hold the Owners harmless from and against the aggregate of all Owners Indemnifiable Damages (as defined below).

                 (a) For purposes of this Agreement, "Owners Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable related counsel and paralegal fees and expenses) incurred or suffered by the Owners, on a pre-tax consolidated basis, to the extent (i) resulting from any breach of a representation or warranty made by Group 1 in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by Group 1 in or pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate delivered by Group 1 pursuant to this Agreement.

                 (b) Without limiting the generality of the foregoing, with respect to the measurement of Owners Indemnifiable Damages, the Owners have the right to be put in the same pre-tax consolidated financial position as he, she or it would have been in had each of the representations and warranties of Group 1 hereunder been true and correct and had the covenants and agreements of Group 1 hereunder been performed in full.

                 (c) Each of the representations and warranties made by Group 1 in this Agreement or pursuant hereto shall survive indefinitely after the Closing Date, except for the representation and warranty of Group 1 contained in Section 5.6 hereof which shall survive for a period of three years after the Closing Date, after which date it shall terminate. No claim for the recovery of Owners Indemnifiable Damages may be asserted by the Owners against Group 1 after such representations and warranties shall thus expire, provided, however, that claims for Owners Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

                 (d) In the event that the Owners believe they are entitled to a claim for any Owners Indemnifiable Damages hereunder, the Owners shall promptly give written notice to Group 1 of such claim and the amount or the estimated amount of such claim, and the basis for such claim.

         9.3 Conditions of Indemnification. The obligations and liabilities of the Owners and Group 1 hereunder with respect to their respective indemnities pursuant to this Article IX resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "Claims"), shall be subject to the following terms and conditions:

                 (a) the party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim 10 business days after the Indemnified Party receives notice thereof (provided that failure to give notice within such 10 day period does not relieve the Indemnifying Party of his obligations to indemnify the Indemnified Party hereunder, except to the extent that such Indemnifying Party is harmed by the failure of the Indemnified Party to provide timely notice);

                 (b) the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim; provided, however, if a Claim is made against Group 1, then Group 1 shall have the right to control the defense of the Claim;

                 (c) if the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof);

                 (d) anything in this Section 9.3 to the contrary notwithstanding, (A) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim, (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (C) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.

                                   ARTICLE X

                                 MISCELLANEOUS

         10.1 Schedules to this Agreement. The Schedules to this Agreement, contain all disclosure required to be made by the Owners under the various terms and provisions of this Agreement.

         10.2    Non-Competition Obligations.

                 (a) As part of the consideration for the Acquisition, and as an additional incentive for Group 1 to enter into this Agreement, Thomas Nyle Maxwell, Jr. (the "Designated Owner") and Group 1 agree to the non- competition provisions of this Section 10.2. The Designated Owner agrees that during the period of the Designated Owner's non-competition obligations hereunder, the Designated Owner will not, directly or indirectly for the

         Designated Owner or for others, within twelve miles of, in the county of or in any manufacturers' designated primary market area adjacent to the location of the operations sold to Group 1 pursuant to this Agreement or operations subsequently managed by the Designated Owner as of the date in question or during the previous twelve months:

                          (i) engage in any business competitive with any line of business conducted by Group 1 or any of its subsidiaries or affiliates;

                          (ii) render advice or services to, or otherwise assist, including financing, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by Group 1 or any of its subsidiaries or affiliates;

                          (iii) induce any employee of Group 1 or any of its subsidiaries or affiliates to terminate his or her employment with Group 1 or any of its subsidiaries or affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Group 1 or any of its subsidiaries or affiliates.

                 These non-competition obligations shall apply until the later of (i) five years after the Closing or (ii) the period specified in any employment agreement entered into by such Designated Owner with Group 1 or its subsidiaries. During this non-competition period the Designated Owner will not engage in these restricted activities as provided above, or with respect to the industry consolidation efforts of any publicly held entity in the automotive retailing industry (or any entity with the ultimate intention of becoming a publicly held entity or being acquired in any manner by a publicly held entity) assist in any such efforts, regardless of the geographic area or market.

                 If Group 1 or any of its subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this non-competition covenant shall not apply to such former aspect of that business.

                 (b) The Designated Owner understands that the foregoing restrictions may limit their ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that the Designated Owner will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. The Designated Owner acknowledges that money damages would not be sufficient remedy for any breach of this Section 10.2 by the Designated Owner, and Group 1 or any of its subsidiaries or affiliates shall be entitled to enforce the provisions of this Section
         10.2 by terminating any payments then owing to the Designated Owner under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 10.2, but shall be in addition to all remedies available at law or in equity to Group 1 or any of its subsidiaries or affiliates, including, without limitation, the recovery of damages from Group 1 and the Designated Owner's agents involved in such breach.

                 (c) It is expressly understood and agreed that Group 1 and the Designated Owner consider the restrictions contained in this
         Section 10.2 to be reasonable and necessary to protect the confidential and proprietary information and trade secrets of Group 1 and its subsidiaries and affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

         10.3 Termination. This Agreement may be terminated and the Acquisition and the other transactions contemplated herein may be abandoned at any time prior to the Closing:

                 (a)      by mutual consent of Group 1 and the Owners;

                 (b) by either Group 1 or the Owners if the Acquisition has not been effected on or before February 28, 1998;

                 (c) by Group 1 if the results of Group 1's general due diligence investigation are not satisfactory to Group 1 in its sole discretion; provided, however, that Group 1's right to terminate under this Section 10.3(c) shall expire at midnight on January 31, 1998;

                 (d) by either Group 1 or the Owners if a final, unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of the Acquisition or the other transactions contemplated hereby shall have been entered;

                 (e) by Group 1 if (i) since the date of this Agreement there has been a material adverse change in the business operations or financial condition of the Company; (ii) there has been a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement by the Company or the Owners which breach has not been cured within ten business days following receipt by the Company of notice of such breach (or if such breach cannot be cured within such time, reasonable efforts have begun to cure such breach and such breach is then cured within 30 days after notice) or (iii) there is a material adverse change in the pre-tax income expected for the Company, on which the purchase price of the acquisition was based; or

                 (f) by the Owners if there has been a material breach of any representation or warranty set forth in this Agreement by Group 1 which breach has not been cured within ten business days following receipt by Group 1 of notice of such breach (or if such breach cannot be cured within such time, reasonable efforts have begun to cure such breach and such breach is then cured within 30 days after notice).

         10.4 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.3, the Owners and Group 1 shall have no obligation or liability to each other except that the provisions of Sections 6.4, 6.7, 7.1, 7.4 and 10.5 survive any such termination.

         10.5 Expenses. Regardless of whether the Acquisition is consummated, all costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by Group 1 shall be paid by Group 1 and all such costs and expenses incurred by the Owners shall be paid by the Owners except that all audit, appraisal and Phase I Environmental Surveys costs and expenses shall be reimbursed by Group 1 upon execution of this Agreement; provided, however,that the Owners shall reimburse Group 1 for the amount of audit fees and audit expenses reimbursed to them if the Acquisition is not completed and the audited financial statements or the audit workpapers created in the performance of the audits are used by the Owners, directly or indirectly, in any financing transaction, merger or acquisition involving the Company or any of the parties to the Other Agreements. The Owners and Group 1 each represent and warrant to each other that there is no broker or finder involved in the transactions contemplated hereby.

         10.6 Restrictions on Transfer of Group 1 Common Stock. (a) During the one-year period ending on the anniversary of the Closing Date (the "Restricted Period"), no Owner voluntarily will: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of Group 1 Common Stock received by any Owner in the Acquisition or (B) any interest in (including any option to buy or sell) any of those shares of Group 1 Common Stock, in whole or in part, and Group 1 will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of Group 1 Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of Group 1 Common Stock acquired pursuant to this Agreement (including for example engaging in put, call, short-sale, straddle or similar market transactions). Notwithstanding the foregoing, each Owner may (i) pledge shares of Group 1 Common Stock, provided that the pledgee of such shares shall agree not to sell or otherwise dispose of any such shares for the Restricted Period; (ii) transfer shares to immediate family members or the estate of any such individual (including, without limitation, any transfer by such Owner to or among any family limited partnership, trust, custodial or other similar accounts, arrangements, transfers or funds that are for the benefit of his or her immediate family members), provided that such person or entity shall agree not to sell or otherwise dispose of any such shares for the Restricted Period; and (iii) transfer shares by will or the laws of descent and distribution or otherwise by reason of such Owner's death. The certificates evidencing the Group 1 Common Stock delivered to each Owner pursuant to this Agreement will bear a legend substantially in the form set forth below and containing such other information as Group 1 may deem necessary or appropriate:

         EXCEPT PURSUANT TO THE TERMS OF THE STOCK PURCHASE AGREEMENT AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE ONE-YEAR PERIOD ENDING ON ______________ [DATE THAT IS THE ANNIVERSARY OF THE CLOSING DATE] (THE "RESTRICTED PERIOD"). ON THE WRITTEN REQUEST OF

         THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

         (b)     Each Owner, severally and not jointly with any other Person,
(i) acknowledges that the shares of Group 1 Common Stock to be delivered to that Owner pursuant to this Agreement have not been and, if applicable, will not be registered under the Securities Act and therefore may not be resold by that Owner without compliance with the Securities Act and (ii) covenants that none of the shares of Group 1 Common Stock issued to that Owner pursuant to this Agreement will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the Commission and applicable state securities laws and regulations. All certificates evidencing shares of Group 1 Common Stock issued pursuant to this Agreement will bear the following legend in addition to the legend prescribed by Section 10.6(a):

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT, OR SUCH STATE LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

In addition, certificates evidencing shares of Group 1 Common Stock issued pursuant to the Acquisition to each Owner will bear any legend required by the securities or blue sky laws of the state in which that Owner resides.

         10.7 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose Owners are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         10.8 Public Statements. The Owners and Group 1 agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         10.9 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assignable by the parties hereto without the written consent of the other parties hereto; provided, however that Group 1 and Acquisition Sub may assign their rights and obligations hereunder to one or more of their affiliates (except that no such assignment shall relieve Group 1 or Acquisition Sub of its obligations hereunder and Group 1 and Acquisition Sub shall remain liable for the performance of their obligations hereunder.

         10.10 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, by registered or certified mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:


         if to the Owners:                 Thomas Nyle Maxwell, Jr.
                                           P.O. Box 203605
                                           Austin, Texas 78720
                                           Telecopy:  (512) 219-3618

         with a copy to:                   Porter & Hedges, L.L.P.
                                           111 Congress, Suite 1055
                                           Austin, Texas 78701
                                           Telecopy: (512) 479-7504

                                           Attention:  James L. Montgomery

         if to Group 1:                    950 Echo Lane, Suite 350
                                           Houston, Texas 77024
                                           Telecopy:  (713) 467-1513

                                           Attention:  B.B. Hollingsworth, Jr.
                                                       Chairman, President and
                                                       Chief Executive Officer

         with a copy to:                   Vinson & Elkins L.L.P.
                                           2300 First City Tower
                                           Houston, Texas 77002-6760
                                           Telecopy:  (713) 615-5236

                                           Attention:  John S. Watson

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 10.10. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor. Delivery to the Owners' representative, if any, of any notice to Owners hereunder shall constitute delivery to all Owners and any notice given by such Owners' representative shall be deemed to be notice given by all Owners.

         10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         10.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any party hereto or materially alter the terms of the transactions contemplated hereby.

         10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         10.14 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         10.15 Third Party Beneficiaries. Neither this agreement nor any document delivered in connection with this Agreement, confers upon any Person not a party hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.



                                   GROUP 1 AUTOMOTIVE, INC.


                                   By: /s/ JOHN T. TURNER
                                       ----------------------------------------
                                         Name:  John T. Turner
                                         Title:    Senior Vice President

                                   RRN MERGER CORP.


                                   By: /s/ JOHN T. TURNER
                                       ----------------------------------------
                                         Name:  John T. Turner
                                         Title:    Senior Vice President

                                   OWNERS



                                   /s/ THOMAS NYLE MAXWELL, JR.
                                   --------------------------------------------
                                   THOMAS NYLE MAXWELL, JR.

                                   /s/ THOMAS NYLE MAXWELL, SR.
                                   --------------------------------------------
                                   THOMAS NYLE MAXWELL, SR.


                                   /s/ CLARENCE J. KELLERMAN, TRUSTEE
                                   --------------------------------------------
                                   CLARENCE J. AND BERNADETTE M.
                                           KELLERMAN TRUST


                                   /s/ ALBERT G. MAXWELL
                                   --------------------------------------------
                                   ALBERT G. MAXWELL

                                   EXHIBIT A


                                                Consideration for
                                                Stock of General                            Consideration for Limited
                                                    Partner                                  Partnership Interests
                                                -----------------                          --------------------------
                               Shares of
                                Common                                  Limited             Shares of
                              Stock of the                            Partnership           Group 1
                                General                             Interests of the        Common
          Owners                Partner              Cash              Company              Stock(1)          Cash
-------------------------      ---------          ----------        ---------------        ---------       -----------
Thomas Nyle Maxwell, Jr.        5,000               $25,070               39.60%             86,137         $1,276,020

Thomas Nyle Maxwell, Sr.        2,500               $12,214               19.80%             25,841         $  847,411
Clarence J. & Bernadette
M. Kellerman Trust            2,500               $12,214               19.80%             25,841         $  847,411
Albert G. Maxwell                -0-                  -0-                 19.80%             42,532         $  642,433


______________
(1) As may be appropriately adjusted for stock splits and/or stock dividends.


         To the extent distributions made pursuant to Section 6.3(j) reduce the net book value of the Company and the General Partner at the end of the month prior to the Closing Date to amounts less than the net book values reflected on the May 31, 1997 manufacturer statements and the General Partner statement, the cash consideration for the limited partnership interests and General Partner stock set forth above shall be reduced proportionately.

         Group 1 shall provide at its expense at Closing an opinion of a nationally recognized firm, chosen by Group 1, that is experienced in valuation of entities and securities as to whether the shares of Group 1 Common Stock issued to the Owners at Closing have a value of more than $14.00 per share, and if the value is more than $14.00 per share, the value in excess of $14.00 per share. If the opinion values the Group 1 Common Stock received at Closing by the Owners in excess of $14.00 per share, Group 1 will pay to the Owners
interest at the rate of   10% on the "Incremental Tax Liability" for a period
of six months beginning April 15, 1999. "Incremental Tax Liability" means the amount by which the Owners' federal income tax liability with respect to the shares of Group 1 Common Stock received at Closing exceeds the amount of any such tax liability had the shares of Group 1 Common Stock been valued at $14.00 per share at Closing.

                                                                         ANNEX A


                           SCHEDULE OF DEFINED TERMS

         The following terms when used in the Agreement shall have the meanings set forth below unless the context shall otherwise require:

         "Aboveground Storage Tanks" and "Underground Storage Tanks" shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree, as in effect as of the Closing Date, governing Aboveground Storage Tanks or Underground Storage Tanks.

         "affiliate" shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.

         "Agreement" shall mean the Purchase Agreement made and entered into as of December ___, 1997 by and among Group 1, Acquisition Sub and the Owners, including any amendments thereto and each Annex (including this Annex A), Exhibit and schedule thereto (including the Schedules).

         "Assets" shall mean all of the properties and assets owned by the Company, other than the Owned Properties, whether personal or mixed, tangible or intangible, wherever located.

         "Benefit Program or Agreement" shall have the meaning set forth in
Section 3.15.

         "Business Day" means any day other than a day on which banks in the State of Texas are authorized or obligated to be closed.

         "Closing" shall mean a meeting, which shall be held in accordance with
Section 2.2, of representatives of the parties to the Agreement at which, among other things, all documents deemed necessary by the parties to the Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement are executed and delivered.

         "Closing Date" shall mean the date of the Closing as determined pursuant to Section 2.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Company" shall mean Prestige Chrysler Plymouth Northwest, LTD, a Texas limited partnership, all predecessor entities of the Company and its successors from time to time.

         "Common Stock of the General Partner" shall mean the common stock, no par value, of the General Partner.

         "Company 1996 Balance Sheet" shall have the meaning set forth in
Section 3.6 herein.

         "Company 1996 Financial Statements" shall have the meaning set forth in Section 3.6 herein.

         "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

         "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

         "Designated Owner" shall have the meaning set forth in Section 10.2 herein.

         "Environmental Laws" shall mean all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, as in effect on the Closing Date, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

         "Fixed Assets" shall mean all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures owned by the Company or set forth on the Interim Balance Sheet or acquired by the Company since the date of the Interim Balance Sheet.

         "Forms" shall have the meaning set forth in Section 6.15 herein.

         "Form Schedules" shall have the meaning set forth in Section 6.15 herein.

         "GAAP" shall mean accounting principles generally accepted in the United States as in effect from time to time consistently applied by a specified Person.

         "General Partner" shall mean MMK Interests, Inc., a Texas corporation.

         "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

         "Guarantees" shall have the meaning set forth in Section 3.9 herein.

         "Hazardous Substance" shall mean any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, metals, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires remediation under any Environmental, Health and Safety Laws in effect on the Closing Date, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended (42 U.S.C.
Section 7401-7642); Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Section 11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq. ("OSHA"); any similar state statute or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnifiable Damages" shall have the meaning set forth in Section
9.1 herein.

         "Indemnified Party" shall have the meaning set forth in Section 9.3 herein.

         "Indemnifying Party" shall have the meaning set forth in Section 9.3 herein.

         "Intellectual Property" shall mean all patents, trademarks, copyrights and other proprietary rights.

         "IRS" shall mean the Internal Revenue Service.

         "Law" shall mean all laws, statutes, ordinances, rules and regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

         "Leased Property" and "Leased Properties" have the meaning set forth in Section 3.16 herein.

         "Licenses" shall mean all licenses, certificates, permits, approvals and registrations.

         "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Law of any jurisdiction.

         "Material Contract" has the meaning set forth in Section 3.9 herein.

         "Material Leases" shall have the meaning set forth in Section 3.9 herein.

         "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local.

         "Owned Property" and "Owned Properties" have the meaning set forth in
Section 3.16 herein.

         "Owners Indemnifiable Damages" shall have the meaning set forth in
Section 9.2 herein.

         "Permitted Encumbrances" shall mean the following:

                 (1) liens for taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person shall have set aside on its books adequate reserves with respect thereto;

                 (2) mechanics' and materialmen's liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person shall have set aside on its books adequate reserves with respect thereto;

                 (3) liens in respect of judgments or awards with respect to which the specified Person shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which such Person shall have secured a stay of execution pending such appeal or such proceeding for review; provided that such Person shall have set aside on its books adequate reserves with respect thereto;

                 (4) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person; provided that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held; and

                 (5) any lien or privilege vested in any lessor, licensor or permittor for rent or other obligations of a specified Person thereunder so long as the payment of such rent or the performance of such obligations is not delinquent.

         "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Court or Governmental Authority.

         "Phase I Environmental Surveys" shall mean the Entrix reports dated October, 1997.

         "Plan" shall have the meaning set forth in Section 3.15.

         "Related Party Agreements" shall have the meaning set forth in Section
3.19 herein.

         "Release" and "Discharge" shall have the meanings given them in the Environmental, Health and Safety Laws

         "Reports" shall mean, with respect to a specified Person, all reports, registrations, filings and other documents and instruments required to be filed by the specified Person or any of its Subsidiaries with any Governmental Authority.

         "Restricted Period" shall have the meaning set forth in Section 10.6 herein.

         "SEC Documents" shall mean the Group 1 Prospectus dated October 29, 1997 and the Form 10-Q for the third quarter ended September 30, 1997.

         "Section 338(h)(10) Election" shall have the meaning set forth in
Section 6.15 herein.
         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         A "Subsidiary" of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management.

         "Tax Returns" shall mean all returns, reports and filings relating to Taxes.

         "Taxes" shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

         "Terminated Benefit Plans" shall mean Benefit Plans that were sponsored, maintained, or contributed to by a specified Person or any of its Subsidiaries within six years prior to the date of the Agreement but which have been terminated prior to the date of the Agreement.

         "Waste" shall mean toxic agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash; provided, however, the term "Waste" shall not include scrap metal.